Exhibit 3.4

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

First Responder Products, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of said corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring such amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing Article thereof numbered “FIRST”, so that as amended, said Article shall be and read as follows:

“FIRST: The name of this corporation is GWS Technologies, Inc.”

SECOND: That in accordance with Section 228 of the General Corporation Law of the State of Delaware, written consent was obtained in lieu of a special meeting and a supermajority of the shareholders voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

FIFTH: The effective date of this filing is June 30, 2008.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed on this date of June 23, 2008.

By:  /s/ Richard Reincke, Pres.
Signature – authorized officer

Richard Reincke, President
Print Name & title of Officer